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                                                                  Exhibit 10.25

                       [Fisher-Price, Inc. letterhead]

                        [FORM OF EMPLOYMENT AGREEMENT]

August 16, 1993


Executive name
Executive address
Executive city, state and zip code


Dear [Executive]:

     This agreement will constitute a revision and amendment to the letter agreement dated February 25, 1992 between [Executive] and Fisher-Price, Inc., a Delaware corporation ("Fisher-Price").

     You will continue to be employed by Fisher-Price as its [Title], at a minimum base salary rate of $________ per annum ("Base Salary").

     You will participate in The Fisher-Price Executive Incentive Bonus Plan dated June 28, 1991 ("Incentive Bonus Plan") at a "Target Incentive Factor" of 35%, a "Corporate/Unit Range of Ratings" of 0.00 to 2.5, and an "Individual Range of Ratings" of 0.00 to 1.5. (All quoted phrases shall have the meanings set forth in the Incentive Bonus Plan.) In addition, you will be issued restricted Common Stock of Fisher-Price under The Long Term Incentive Plan of 1991 ("LTIP") equal to 25% of each actual cash payout to you (whether or not deferred) under the Incentive Bonus Plan.

     You will be eligible to participate in all Fisher-Price benefit programs applicable to your position, in accordance with the terms of such benefit programs.

     In the event that we terminate your employment for reasons other than a Change of Control as specified below, we shall pay you in a lump sum upon the date of your termination, a payment equal to 18 months of your then annual salary (not less than your Base Salary), a payment, in lieu of any payments or stock due under the Incentive Bonus Plan and the LTIP, of 50% of your then gross annual salary (not less than your Base Salary) for said 18 months, less customary deductions for Federal and state tax withholding and F.I.C.A. deductions, if any, as a severance consideration; provided, however, that if your employment is involuntarily terminated because of death, or any act, material in nature, constituting embezzlement, fraud or any other willful misconduct involving moral turpitude, this agreement shall terminate and you will be paid all salaried amounts and benefits accrued through the date of termination and shall not be entitled

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to any other payments. Your right to the payments described in this paragraph shall be conditioned upon your signing an effective waiver of any claims under the Age Discrimination in Employment Act, and any other federal and state employment discrimination laws.

     If there is a Change of Control of Fisher-Price and you elect to resign from Fisher-Price or your employment is terminated within eighteen (18) months after said Change of Control (a "Qualified Termination"), Fisher-Price shall pay you in a lump sum, within 10 days of your termination of employment, an amount equal to the product of (x) three, and (y) the sum of your then annual salary (not less than your Base Salary) and the incentive payment calculated under the Incentive Bonus Plan (designated "EIB Award" in said Plan), as in effect immediately prior to the Change of Control, using a Corporate/Unit
Rating of 1.50 and an Individual Rating of 1.50, as those terms are used in the Incentive Bonus Plan as in effect immediately prior to the Change of Control. The above payments shall be reduced by customary Federal and state withholding taxes, as required by law. In addition, for three years after a Qualified Termination, Fisher-Price shall continue to provide you with medical insurance no less favorable than that provided to you immediately prior to the Change of Control on terms no less favorable (including co-payments and deductibles) to you than the terms existing immediately prior to the Change of Control. For purposes of determining your eligibility (but not the time of commencement of benefits) for retiree medical benefits you shall be considered to have remained employed until three years after your date of termination and to have retired on the last day of such period. Upon a Change of Control, all shares of restricted Common Stock held by you shall become free of all restrictions and fully vested and all non-statutory options shall become immediately exercisable and fully vested. In the event it shall be determined that any payment or distribution by Fisher-Price for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise, but determined without regard to any additional payments required pursuant to this sentence) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.


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     A "Change of Control" shall be deemed to have occurred if:

     a. Any "Person", which shall mean a "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Fisher-Price, any trustee or other fiduciary holding securities under an employee benefit plan of Fisher-Price, or any company owned, directly or indirectly, by the stockholders of Fisher-Price in substantially the same proportions as their ownership of stock of Fisher-Price), is or becomes the "beneficial owner" (as defined in Rules 13d-3 under the Exchange Act), directly or indirectly, of securities of Fisher-Price representing 30% or more of the combined voting power of Fisher-Price's then outstanding voting securities;

     b. during any period of 24 consecutive months, individuals, who at the beginning of such period constitute the Board of Directors of Fisher-Price (the "Board"), and any new director whose election by the Board, or whose nomination for election by Fisher-Price's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors (other than in connection with a contested election) before the beginning of the period cease for any reason to constitute at least a majority thereof;

     c. the stockholders of Fisher-Price approve (1) a plan of complete liquidation of Fisher-Price or (2) the sale or disposition by Fisher-Price of all or substantially all of Fisher-Price's assets unless the acquirer of the assets or its directors shall meet the conditions for a merger or consolidation in subparagraphs (d)(1) or
          (d)(2); or

     d. the consummation of a merger or consolidation of Fisher-Price with any other company other than:

          1. such a merger or consolidation which would result in the voting securities of Fisher-Price outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of Fisher-Price's or such surviving entity's outstanding voting securities immediately after such merger or consolidation; or


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          2.  such a merger or consolidation, which would result in the directors of Fisher-Price who were directors immediately prior thereto, continuing to constitute at least 50% of the directors of the surviving entity immediately after such merger or consolidation.

     In this paragraph d., "surviving entity" shall mean only an entity in which all of Fisher-Price's stockholders immediately before such merger or consolidation become stockholders by the terms of such merger or consolidation, and the phrase "directors of Fisher-Price who were directors immediately prior thereto" shall include only individuals who were directors of Fisher-Price at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation, or who were new directors (other than any director nominated in connection with a contested election, or a director designated by a Person who has entered into an agreement with Fisher-Price to effect a transaction described in paragraphs c.2, d.1 or d.2 of this Section) whose election by the Board, or whose nomination for election by Fisher-Price's stockholders was approved by a vote of at least two-thirds (2/3) of the directors before the beginning of such period.

Except as otherwise provided herein, all individual Federal, State and Excise taxes are your responsibility.

     Fisher-Price's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which Fisher-Price may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of the Agreement and such amounts shall not be reduced whether or not you obtain other employment. Fisher-Price agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any contest (regardless of the outcome thereof) by Fisher-Price, by you or others, of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof.


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      If you agree to continue your employment for Fisher-Price upon the terms and conditions set forth in this letter, please sign and date both copies where indicated and return one copy to me.


                         Very truly yours,

                         FISHER-PRICE, INC.

                         /s/ Ronald J. Jackson
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                         Ronald J. Jackson
                         Chairman, President and CEO


Accepted and Agreed:



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Executive Name


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Dated


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